PEABODY ENERGY News Release

CONTACT:

Vic Svec

(314) 342-7768

FOR IMMEDIATE RELEASE
March 16, 2011

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
REDEMPTION OF 5 7/8% SENIOR NOTES DUE 2016

ST LOUIS, March 16, 2011 – Peabody Energy announced today that it will redeem for cash all of its outstanding 5 7/8% senior notes due 2016 on April 15, 2011. In compliance with the terms of the indenture governing the notes, the redemption price is equal to 100.979% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to April 15, 2011.

With the redemption, the company improves its investment flexibility by removing a component of its capital structure that contains high-yield debt covenants.

The aggregate principal amount outstanding of the notes is $218.1 million. On and after April 15, 2011, the notes will no longer be deemed outstanding, interest will cease to accrue, and all rights of the holders will cease, except for the right to receive the redemption price, without interest.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions.  With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.

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